Exhibit 99.1

FOR IMMEDIATE RELEASE

Koil Energy Solutions Announces CEO Transition

MARCH 11, 2024 – HOUSTON – Koil Energy Solutions, Inc. (OTCQB: KLNG), an international specialist in subsea energy equipment and services, today announced the resignation of its President, CEO and CFO, Mr. Charles Njuguna due to a family health matter. Mr. Njuguna has also resigned as a member of the Company’s Board of Directors (“Board”).

Mr. Njuguna will stay on through March 31, 2024 and oversee the 2023 fiscal year-end audit and financial reporting.

In connection with Mr. Njuguna’s resignation, Koil Energy’s Board of Directors appointed Mr. Erik Wiik as a member of the Company’s Board effective March 8, 2024, and to serve as its next Chief Executive Officer, effective April 1, 2024. Mr. Wiik has been working with the Company as a consultant since September 2023.

“Serving as CEO of Koil Energy has been the highlight of my professional career. As I look back on the Company’s transformation over the past four and a half years, I could not be prouder of what the team has accomplished,” said Mr. Njuguna. “Despite the challenges we have encountered, the Company’s foundation has never been stronger. Having crafted a new growth strategy with Erik and the team, I am delighted he has committed to executing this strategy as the new CEO.”

Mr. Wiik has more than three decades of experience in the energy industry, including extensive knowledge of subsea technology gained during his 24-year tenure with Aker Solutions.

Mark Carden, the Company’s Board Chair said, “On behalf of the Board, I want to thank Charles for his strong leadership of the Company over these past few years. Charles and his family will be in our prayers as they deal with this family health matter.”

About Koil Energy

Koil Energy is a leading energy services company offering subsea equipment and support services to the world’s energy and offshore industries. The Houston-based company founded in 1997 and formerly known as Deep Down, Inc. is comprised of world-class experts in engineering and manufacturing who provide innovative solutions to complex customer challenges with a fearless commitment to Energizing the Future. Koil Energy’s highly experienced team can support subsea engineering, manufacturing, installation, commissioning, and maintenance projects located anywhere in the world. Visit www.koilenergy.com to learn more.

Forward-Looking Statements Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

Investor Relations Contact:

Trevor Ashurst

VP of Finance

tashurst@koilenergy.com